Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in both the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 22, 2008 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 7, 2008 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 7, 2008, with respect to the financial statement schedules of Principal Life Insurance Company in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-6, No. 333-149363) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Benefit Variable Universal Life II Variable Universal Life Insurance Policy.
/s/ Ernst & Young LLP
Des Moines, Iowa
September 29, 2008